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                                                                    EXHIBIT 5.1

           [LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. LETTERHEAD]


                                 JULY 28, 1995


Kent Electronics Corporation
7433 Harwin Drive
Houston, Texas 77036

Gentlemen:

        We have acted as counsel for Kent Electronics Corporation, a Texas corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the Company of 2,000,000 shares (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) of the Company's common stock, no par value
("Common Stock").

        In this connection, we have examined the corporate records of the Company, including its articles of incorporation, bylaws and minutes of meetings of its directors and shareholders. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents as we have deemed necessary for the purposes of expressing the opinions contained herein. With respect to certain factual matters we have relied on statements of officers of the Company.

        Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company are duly authorized and, when issued, sold and delivered as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters."

                               Very truly yours,

                               /s/  LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.